EXHIBIT 99

Contact:	Judith Wawroski, Chief Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings for the First Nine Months of 2026

LAREDO, Texas—(BUSINESS WIRE)— November 5, 2026—International Bancshares Corporation (TXSE:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended September 30, 2026 of $114.5 million or $1.84 diluted earnings per common share ($1.84 per share basic) compared to $108.4 million or $1.74 diluted earnings per common share ($1.74 per share basic), which represents an increase of 5.6% in net income and 5.7% in diluted earnings per share over the corresponding period of 2025. Net income for the nine months ended September 30, 2026, was $312.5 million or $5.02 diluted earnings per common share ($5.02 per share basic), compared to $305.4 million or $4.91 diluted earnings per common share ($4.91 per share basic), which represents an increase of 2.3% in net income and 2.2% in diluted earnings per share over the corresponding period of 2025.

Net income for the first nine months of 2026 continued to be positively affected by interest earned on our investment and loan portfolios driven primarily by both an increase in the size of those portfolios and the current rate environment. Net interest income was also positively affected by a decrease in interest expense, primarily driven by a redistribution in rates paid on deposits. We continue to closely monitor rates paid on deposits to remain competitive to grow and retain deposits. Net income for the same period was positively impacted on earnings from other investments.

“As we move to the last quarter of 2026, we continue to be pleased with the consistency of our public company industry-leading financial results. We have historically been very focused and vigilant on delivering superior customer service, continued execution of our long-standing practices of balance sheet, asset, liability and liquidity management, strong cost controls, and evaluating processes for efficiencies across our organization using, among other things, AI initiatives, and we will continue to do so as we move through the last quarter of 2026.  We know that with continued focus on these established and long-standing practices, we will continue to deliver public company industry-leading financial results,” said Dennis E. Nixon, President and CEO. “In addition, we were delighted to announce our move to the Texas Stock Exchange (TXSE) on October 19, 2026. Our investment and support in this new exchange marks the beginning of a new partnership. We are delighted to be one of the initial corporate listers on TXSE, bringing more financial services to Texas.”

Total assets at September 30, 2026, were approximately $17.3 billion compared to approximately $16.6 billion at December 31, 2025. Total net loans were approximately $9.6 billion at September 30, 2026, compared to approximately $9.3 billion at December 31, 2025. Deposits were approximately $12.9 billion at September 30, 2026, compared to approximately $12.4 billion at December 31, 2025.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 165 facilities and 245 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.